EXHIBIT 99.1
A. M. CASTLE & CO.	3400 North Wolf Road Franklin Park, Illinois 60131 (847) 455-7111 (847)455-6930 (Fax)

For Further Information:

—————AT THE COMPANY—————	—————AT ASHTON PARTNERS————
Scott F. Stephens	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2577	(312) 553-6717
Email: sstephens@amcastle.com	Email:kpyra@ashtonpartners.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
TUESDAY, MARCH 8, 2011

A. M. Castle & Co. Reports Fourth Quarter and Full Year 2010 Results;
Announces Record Date and Annual Shareholder Meeting Date

FRANKLIN PARK, IL, MARCH 8th – A. M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported financial results for the fourth quarter and full year ended December 31, 2010.

For the fourth quarter 2010, consolidated net sales were $235.6 million, compared to $181.3 million in the fourth quarter of 2009, an increase of 30%. The Company reported a fourth quarter net loss of $1.5 million, or $0.07 loss per diluted share. During the fourth quarter 2010, three facilities were consolidated into existing operations within the same market in order to reduce costs, improve customer service and increase operating efficiencies which resulted in a $2.4 million pre-tax charge ($1.5 million or $0.07 per diluted share after-tax).  These moves are expected to result in an estimated $2.0 million of annual cost savings beginning in January 2011.

For the year, consolidated net sales were $943.7 million, compared to 2009 net sales of $812.6 million.  Net loss for the full year 2010 was $5.6 million, or $0.25 per diluted share, as compared to a net loss of $26.9 million, or $1.18 per diluted share in 2009.

“Sales activity during the fourth quarter of 2010 was stronger than we had anticipated due to increased demand in several of our key end markets.  In addition, the pricing and gross profit margin environment improved during the fourth quarter compared to the third quarter of 2010,” stated Michael Goldberg, President and CEO of A.M. Castle.

For the fourth quarter 2010, sales in the Company’s Metals segment were $210.0 million or $50.7 million and 31.8% higher than last year.  Metals segment tons sold per day for the fourth quarter 2010 were flat sequentially from third quarter and were up 27.8% from the fourth quarter 2009.  For the full year 2010, Metals segment sales of $841.1 million were $114.9 million or 15.8% higher than $726.2 million in 2009, while tons sold per day increased 14.8% from 2009.

“A typical seasonal pattern in our business would result in lower fourth quarter tons sold compared to the third quarter, but this year our tons sold stayed even in the fourth quarter, demonstrating the continued recovery in several of our key markets such as oil and gas, mining and heavy equipment, and general industrial products.  We had expected to report a net loss in the fourth quarter; however, we ultimately achieved breakeven earnings on a non-GAAP basis, when you exclude the $2.4 million of facility consolidation charges,” Goldberg continued.

In the Plastics segment, fourth quarter sales of $25.6 million were $3.6 million or 16.4% higher than the prior year.  For the, full year 2010 Plastics segment sales of $102.6 million were $16.2 million or 18.8% higher than 2009, reflecting stronger demand across virtually all end-use markets.

“During the fourth quarter of 2010, the Company’s continued focus on working capital management resulted in a $30.9 million inventory reduction and an $18.4 million debt reduction sequentially from third quarter 2010 levels.  For the full year 2010, the Company achieved a $40.0 million inventory reduction and a $20.0 million debt reduction from 2009 levels,” added Goldberg.

The Company’s debt-to-capital ratio was 18.1% and total debt outstanding was $69.1 million at December 31, 2010 compared to debt-to-capital ratio of 21.9% and total debt outstanding of $89.2 million at December 31, 2009.  Interest expense during the fourth quarter was $1.1 million, or $0.6 million lower than the prior year period due to reduced borrowings.

“Our performance in 2010 exceeded our internal goals for operating results and our key initiatives, and we look forward to 2011 with renewed optimism.  The Company’s balance sheet is strong, there is solid liquidity, and we believe that our overall sales growth rate in 2011 will be similar to what we achieved in 2010,” said Goldberg.

Webcast Information

Management will hold a conference call at 11:00 a.m. ET today to review the Company's results for the three month and twelve month periods ended December 31, 2010 and to discuss business conditions and outlook. The call can be accessed via the Internet live or as a replay. Those who would like to listen to the call may access the webcast through http://www.amcastle.com.

An archived version of the conference call webcast will be accessible for replay on the above website until the next earnings conference call.  A replay of the conference call will also be available for seven days by calling 303-590-3030 (international) or 800-406-7325 and citing code 4415365.

Annual Meeting Date, Time and Location

A. M. Castle & Co. will hold its annual meeting of shareholders on April 28, 2011 at 10:00 a.m. Central time.  The meeting will be held in Franklin Park, IL, at the Company’s corporate offices.

Holders of common shares of record at the close of business on March 1, 2011 are entitled to notice and to vote at the annual meeting.

About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment, oil and gas, commercial aircraft, heavy equipment, industrial goods, construction equipment, retail, marine and automotive sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle and its affiliated companies operate out of approximately 60 locations throughout North America, Europe and Asia.  Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

Regulation G Disclosure

This release and the financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP guidance. Management often uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to assist with period-over-period comparisons of such operations. The exclusion of the charges indicated herein from the non-GAAP financial measures presented does not indicate an expectation by the Company that similar charges will not be incurred in subsequent periods.

The Company believes that the use and presentation of EBITDA, which is defined by the Company as income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income, is widely used by the investment community for evaluation purposes and provides the investors, analysts and other interested parties with additional information in analyzing the Company’s operating results.

Cautionary Statement on Risks Associated with Forward Looking Statements

Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions.  Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including those risk factors identified in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.   All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.  Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(Dollars in thousands, except per share data)
Unaudited
	2010	2009	2010	2009

Net sales	$235,640	$181,331	$943,706	$812,638

Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	171,385	146,435	700,854	611,352
Warehouse, processing and delivery expense	33,315	26,322	123,318	109,627
Sales, general, and administrative expense	28,197	24,666	108,223	106,140
Depreciation and amortization expense	5,155	5,184	20,649	21,291
Impairment of goodwill	-	1,357	-	1,357
Operating loss	(2,412)	(22,633)	(9,338)	(37,129)
Interest expense, net	(1,064)	(1,643)	(4,988)	(6,440)

Loss before income taxes and equity in earnings of joint venture	(3,476)	(24,276)	(14,326)	(43,569)

Income taxes	366	8,430	3,101	16,264

Loss before equity in earnings of joint venture	(3,110)	(15,846)	(11,225)	(27,305)

Equity in earnings of joint venture	1,612	321	5,585	402
Net loss	$(1,498)	$(15,525)	$(5,640)	$(26,903)

Basic loss per share	$(0.07)	$(0.68)	$(0.25)	$(1.18)
Diluted loss per share	$(0.07)	$(0.68)	$(0.25)	$(1.18)

EBITDA *	$4,355	$(17,128)	$16,896	$(15,436)

*Earnings before interest, taxes, and depreciation and amortization

Reconciliation of EBITDA to net income:	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2010	2009	2010	2009

Net income (loss)	$(1,498)	$(15,525)	$(5,640)	$(26,903)
Depreciation and amortization expense	5,155	5,184	20,649	21,291
Interest expense, net	1,064	1,643	4,988	6,440
Income taxes	(366)	(8,430)	(3,101)	(16,264)
EBITDA	$4,355	$(17,128)	$16,896	$(15,436)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par value data)	As of
Unaudited	December 31,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$36,716	$28,311
Accounts receivable, less allowances of $3,848 and $4,195	128,365	105,832
Inventories, principally on last-in, first-out basis (replacement cost	130,917	170,960
higher by $122,340 and $116,816)
Other current assets	6,832	5,241
Income tax receivable	8,192	18,970
Total current assets	311,022	329,314
Investment in joint venture	27,879	23,468
Goodwill	50,110	50,072
Intangible assets	41,427	48,575
Prepaid pension cost	18,580	19,913
Other assets	3,619	3,906
Property, plant and equipment, at cost
Land	5,195	5,192
Building	52,277	51,945
Machinery and equipment	182,178	178,545
	239,650	235,682
Less - accumulated depreciation	(162,935)	(152,929)
	76,715	82,753
Total assets	$529,352	$558,001

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$71,764	$71,295
Accrued liabilities	31,320	22,419
Income taxes payable	2,357	1,848
Deferred income taxes	2,461	9,706
Current portion of long-term debt	8,012	7,778
Short-term debt	-	13,720
Total current liabilities	115,914	126,766
Long-term debt, less current portion	61,127	67,686
Deferred income taxes	26,754	32,032
Other non-current liabilities	3,390	5,281
Pension and post retirement benefit obligations	8,708	8,028
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value - 10,000 shares authorized; no shares
issued and outstanding at December 31, 2010 and December 31, 2009	-	-
Common stock, $0.01 par value - 30,000 shares authorized;
23,149 shares issued and 22,986 outstanding at December 31, 2010 and 23,115 shares
issued and 22,906 outstanding at December 31, 2009	231	230
Additional paid-in capital	180,519	178,129
Retained earnings	150,747	156,387
Accumulated other comprehensive loss	(15,812)	(13,528)
Treasury stock, at cost - 163 shares at December 31, 2010 and 209 shares at
December 31, 2009	(2,226)	(3,010)
Total stockholders' equity	313,459	318,208
Total liabilities and stockholders' equity	$529,352	$558,001